AETNA LIFE INSURANCE AND ANNUITY COMPANY

                           Hartford, Connecticut 06156
                                (A STOCK COMPANY)

While this Policy is in force, Aetna will pay Proceeds subject to all of this Policy's provisions. Other rights and benefits are provided as described in this Policy. The provisions of this and the following pages are part of this Policy.

              THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND AETNA
                        PLEASE READ YOUR POLICY CAREFULLY

                           RIGHT OF POLICY EXAMINATION

This Policy may be returned to Aetna or its representative within 10 days after its receipt. Return this Policy to Aetna, Individual Life Insurance, at 151 Farmington Avenue, Hartford, Connecticut 06156. Upon its return, this Policy will be deemed void from its beginning. The amount refunded will be:

1. the difference between payments made and amounts allocated to Variable Life Account B; plus

2. the value of amounts allocated to Variable Life Account B on the date the returned contract is received by Aetna; plus

3. any charges made under this Policy's terms on the amounts allocated to Variable Life Account B.

Signed for Aetna on its Date of Issue.


       /s/ George N. Gingold                           /s/ Edmund F. Kelly
               Secretary                                     President

                             -----------------------
                                    Registrar

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

[bullet] FLEXIBLE PREMIUMS PAYABLE UNTIL MATURITY DATE OR DEATH
[bullet] PROCEEDS PAYABLE UPON THE FIRST EVENT TO OCCUR - SURRENDER, MATURITY
         OR DEATH
[bullet] NON-PARTICIPATING - NO DIVIDENDS PAYABLE

The amount or duration of the death benefit may be fixed or variable. The death benefit is payable as described in the Death Benefit Options and Proceeds sections of this Policy.

Values in each Fund held in a Separate Account may increase or decrease daily. Such values are not guaranteed as to dollar amount. Refer to the Policy Values section of this Policy for more information.


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Table of Contents
----------------------------------------------------------
                                                  Page No.
Policy Specifications.................................PS1
Policy Summary..........................................1
Definitions.............................................1
      Attained Age......................................1
      Date of Issue.....................................1
      Fixed Account Value...............................1
      Fund(s)...........................................2
      General Account...................................2
      Home Office.......................................2
      Loan Account Value................................2
      Monthly Deduction Day.............................2
      Minimum Specified Amount..........................2
      Policy Month......................................2
      Policy Year.......................................2
      Proceeds..........................................2
      Separate Account..................................2
      Separate Account Value............................2
      Subsequent Application............................2
      Total Account Value...............................3
      Valuation Date....................................3
      Valuation Period..................................3
      Variable Annuity Account B........................3
      Variable Life Account B...........................3
      We, Our, Us Company...............................3
      Written Request...................................3
      You, Your.........................................3
General Provisions......................................3
      The Contract......................................3
      Assignment........................................3
      Non-Participation.................................4
      Policy Settlement.................................4
      Age and/or Sex....................................4
      Owner.............................................4
      Beneficiary.......................................4
      Changes in Owner and Beneficiary..................4
      Proceeds..........................................4
      Right to Defer Payment............................5
Suicide and Incontestability............................5
      Suicide...........................................5
      Incontestability..................................6
Premiums and Reinstatement..............................6
      Premiums..........................................6
      Planned Premiums..................................6
      Net Premium.......................................6
      Additional Premiums...............................6
      Allocation of Premium.............................7
      Changes in Allocation Percentages.................7
      No Lapse Coverage.................................7
      Premium Limit Due to Loans........................7
      Grace Period......................................7
      Reinstatement.....................................8
Death Benefit Options...................................8
      General...........................................8
      Option 1..........................................8
      Option 2..........................................9
      Death Benefit Based on a Percentage...............9
Policy Values...........................................9
      Method of Calculations Filed......................9
      Interest Credited.................................9
      Fixed Account Value...............................9
      Separate Account Value...........................10
      Total Account Value..............................10
      Charges to Policy Values.........................11
      Transfers Within Accounts........................11
      Monthly Deductions...............................11
      Cost of Insurance................................12
      Cost of Insurance Rate...........................12
Nonforfeiture Provision................................12
      Continuation of Coverage.........................12
      Surrender Value..................................12
      Surrender Charge.................................13
      Paid-Up Nonforfeiture Option.....................13
Partial Surrender......................................13
Policy Loans...........................................14
      General..........................................14
      Interest.........................................14
      Repayment........................................14
Changes in Insurance Coverage..........................14
      General..........................................14
      Increase in Specified Amount.....................14
      Decrease in Specified Amount.....................15
      Change in Death Benefit Option...................15
      Change from Option 1 to 2........................15
      Change from Option 2 to 1........................15
Change of Fund(s)......................................16
Separate Account.......................................16
Annual Report..........................................16
Projection of Benefits.................................17
Settlement Options.....................................17
      Conditions.......................................17
      Income Options...................................17
      Option 1 - Interest..............................17
      Option 2 - Stated Period.........................17
      Option 3 - Life Income...........................18
      Option 4 - Life Income for Two Payees............19
      Terms of Options.................................20
      Betterment of Payments...........................21
      Separate Account.................................21
      Fund(s) Settlement Option Units of Variable
      Annuity Account B................................21
      Fund(s) Settlement Option Unit Value of Variable
      Annuity Account B................................21
      Withdrawal and Death of Payee....................22

--------------------------------------------------------------------------------

   Any riders and a copy of the application(s) are at the end of this Policy.

Policy Summary

It is important that You understand Your insurance policy. We have tried to use understandable language throughout this Policy. However, should You have any questions after You have read it, please call the representative who sold this Policy to You or call Us. This summary is not a substitute for the detailed policy provisions.

This is a flexible premium variable life insurance policy. This Policy provides that cash values may be either fixed or variable or a combination of fixed and variable.

You may allocate net premiums to the General Account, Variable Life Account B, or both Accounts. Net premiums allocated to Variable Life Account B must be allocated to one or more Funds. Shares of these Funds support the benefits provided by the variable portion of this Policy. The cash value in each Fund is not guaranteed and will vary with the investment performance of that Fund.

If the General Account is selected, the cash value in that Account will accumulate at rates of interest We determine. Such rates will not be less than 4.5% a year.

Proceeds as described in this Policy will be paid upon surrender, maturity, or death of the Insured.

Sufficient premiums must be paid to continue this Policy in force. Premium reminder notices will be sent for planned premiums and for premiums required to continue this Policy in force. This Policy may be reinstated.

Other rights and benefits are explained in this Policy.

Definitions

Attained Age
Issue age of the Insured as shown in the Policy Specifications increased by the number of Policy Years elapsed.

Date of Issue
[bullet] First premium due date.

[bullet] Effective date of coverage:

         [bullet] For Initial Coverage, the Date of Issue is shown in the Policy
                  Specifications.

         [bullet] For any change in coverage, the Date of Issue, applying to the change, is shown in the supplemental Policy Specifications which will be sent to You.

Fixed Account Value
The non-loaned portion of this Policy's Total Account Value attributable to the non-variable portion of this Policy. The Fixed Account Value is held in the General Account.

Fund(s)
One or more of the open-end management investment companies (mutual funds) whose shares pay for the benefits provided by the variable portion of this Policy. Shares of the Funds held pursuant to this Policy are held in Variable Life Account B except that shares of the Funds referenced in the Settlement Options section of this Policy are held in Variable Annuity Account B.

General Account
The account which holds the assets of the Company which are attributable to the non-variable portion of this Policy. The Fixed Account Value and the Loan Account Value are held in the General Account.

Home Office
Our Home Office is located at 151 Farmington Avenue, Hartford, Connecticut
06156.

Loan Account Value
The sum of all unpaid loans. The amount necessary to repay all loans in full is the Loan Account Value plus any accrued interest. The Loan Account Value is held in the General Account.

Monthly Deduction Day
The first Monthly Deduction Day is the Date of Issue. Monthly Deduction Days occur each month thereafter on the same day of the month as the Date of Issue.

Minimum Specified Amount
The Specified Amount for this Policy cannot be decreased below this amount. The Minimum Specified Amount for this Policy is shown in the Policy Specifications.

Policy Month
The Policy Month occurs each month on the same day of the month as the Date of Issue.

Policy Year
The first Policy Year begins on the Date of Issue. Each succeeding Policy Year is the Date of Issue plus 1 year, 2 years, etc. This is also known as a policy anniversary.

Proceeds
The amount We will pay upon the death of the Insured, on the Maturity Date, or upon surrender of this Policy.

Separate Account
Variable Life Account B; or, when referring to a settlement option as described in the Settlement Option provision of this Policy, Variable Annuity Account B.

Separate Account Value
The portion of this Policy's Total Account Value attributable to the variable portion of this Policy. This Policy's Separate Account Value is held in Variable Life Account B.

Subsequent Application
Any application after the initial application initiated by You or by Us.

Total Account Value
The sum of the Fixed Account Value, the Separate Account Value, and the Loan Account Value. This Policy's cash value.

Valuation Date
Any day on which the New York Stock Exchange is open for trading.

Valuation Period
The period of time commencing at the close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

Variable Annuity Account B
A Separate Account established by Us for the purpose of segregating assets attributable to the variable portion of annuity contracts and life insurance settlement options from other assets of the Company. Its assets are invested in shares of the Funds. Variable Annuity Account B holds all or a portion of this Policy's Proceeds if a variable settlement option is elected.

Variable Life Account B
A Separate Account established by Us for the purpose of segregating assets attributable to the variable portion of life insurance from other assets of the Company. Its assets are invested in shares of the Funds.

We, Our, Us, Company
Aetna, its successors, or assigns.

Written Request
A request in writing, in a form satisfactory to Us and received by Us.

You, Your
The Owner(s).

General Provisions

The Contract
This Policy, the initial application, and any Subsequent Applications constitute the entire contract. Copies of all applications are attached to and made a part of this Policy.

Only the President, Executive Vice President, or the Corporate Secretary may agree to a change in this Policy, and then only in writing.

All statements made by or for the Insured are representations and not warranties.

No statement will be used to void this Policy or defend against a claim unless it is contained in the initial application or Subsequent Applications.

Assignment
Written notice of the terms of a transfer or a copy of an assignment must be filed at the Home Office. Until We receive such notice, We will not be required to take notice of, or be responsible for, any transfer of interest in this Policy by assignment, agreement, or otherwise.

We will not be responsible for the validity of any assignment.

Any assignment made after the death of the Insured will be valid only with Our consent.

Non-Participation
No dividends will be paid.

Policy Settlement
All amounts payable by Us are payable by the Home Office. The amount necessary to repay any loans in full will be deducted from the amount payable at settlement. We may require return of this Policy.

Age and/or Sex
If age and/or sex is misstated, the Proceeds on death will be that which would have been purchased by the most recent monthly deduction at the correct age and/or sex.

Owner
During the lifetime of the Insured all rights granted by this Policy or allowed by Us belong to the owner.

Beneficiary
The beneficiary for any benefits payable on the death of the Insured is stated in the application unless later changed.

If no designated beneficiary is living at the time of the death of the Insured, all benefits will be paid to the owner or the owner's executors, administrators, or assigns.

Changes in Owner and Beneficiary
Unless this Policy states otherwise, the owner and the beneficiary, or either of them, may be changed. This may be done as often as desired during the lifetime of the Insured and before the Maturity Date. Your Written Request must be sent to Us. When We give Our written acceptance, the change will take effect as of the date Your Written Request was signed. The change will be subject to any action which We take before receipt of the written acceptance.

Proceeds
Proceeds on death will equal:

1. The death benefit as described in the Death Benefit Options provision on the date of death; less

2.  the amount necessary to repay any loans in full.

Proceeds on death are payable after receipt at the Home Office of due proof of death of the Insured.

Proceeds on maturity of this Policy will equal:

1.  The Total Account Value on the Maturity Date; less

2.  the amount necessary to repay any loans in full.

Proceeds upon surrender of this Policy will equal the Surrender Value as described in the Surrender Value provision.

All Proceeds are subject to adjustment under the Age and/or Sex, Incontestability, Suicide, and Grace Period provisions.

Right to Defer Payment
Payments of any Separate Account Value will be made within 7 days after Our receipt of Your Written Request. However, payment may be postponed when the New York Stock Exchange is closed or when the Securities and Exchange Commission requires trading to be restricted or declares an emergency. For payments from the Separate Account Value in such instances, We may defer payment of:

1.  Surrender or partial surrender values;

2.  any Proceeds on death in excess of the current Specified Amount; or

3.  any portion of the loan value.

Payment of any Fixed Account Value may be deferred for up to six months, except when used to pay premiums to Us.

Suicide and Incontestability

Suicide
If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue of this Policy, We will pay:

1.  Premiums paid less amounts allocated to Variable Life Account B; plus

2.  the Separate Account Value; plus

3. the portion of the monthly deductions that have been deducted from the Separate Account Value; less

4.  the sum of:

    (a)  the Loan Account Value transferred from the Fixed Account Value; plus

    (b)  the interest due on the Loan Account Value; plus

    (c) the value of any partial surrenders transferred from the Fixed Account Value; plus

    (d) any interest earned on the Loan Account Value transferred to the Separate Account Value.

If the Insured dies by suicide, while sane or insane, within 2 years from the Date of Issue of any increase in coverage, We will pay only the monthly deductions for the increase.

If the Insured dies by suicide, while sane or insane, more than 2 years from the Date of Issue of this Policy but within 2 years from the Date of Issue of any increase in coverage, We will pay:

1. The Proceeds on death for any coverage in effect more than 2 years from the Date of Issue of this Policy; plus

2.  the monthly deductions for the increase in coverage.

All amounts will be calculated as of the date of death.

Incontestability
With respect to statements made in the initial application or any Subsequent
Application:

We will not contest this Policy after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue.

With respect to statements made in any Subsequent Application:

We will not contest coverage relating to Subsequent Applications after coverage has been in force during the lifetime of the Insured for 2 years from the Date of Issue of such coverage.

Premiums and Reinstatement

Premiums
The first premium is due on the Date of Issue.

Sufficient premiums must be paid to continue this Policy in force until the Maturity Date.

Any premiums after the first premium are payable only at Our Home Office. Send Your check or money order, payable to Aetna, to the Home Office. Please be sure to write Your policy number on Your check.

A receipt signed by an officer of the Company will be given upon request.

Planned Premiums
Premium reminder notices for planned premiums will be sent at frequencies of 3, 6 or 12 months, or at any other frequency to which We agree. You may change the amount and frequency of planned premiums by Written Request. Planned premiums as of the Date of Issue are shown in the Policy Specifications.

Net Premium
The net premium is equal to the premium paid, less the premium load shown in the Policy Specifications.

Additional Premiums
Additional premiums are premium payments in excess of planned premiums.

Additional premiums may be paid at any time while this Policy is in force and before the Maturity Date. However, We will have the right to limit the amount and number of additional premiums as well as the right to limit any increase in planned premiums, subject to these rules:

[bullet] Additional premiums may be limited, as provided in the Premium Limit
         Due to Loans provision.

[bullet] We may apply limits as necessary to preserve the status of this Policy as a life insurance policy under federal tax law.

[bullet] We may require satisfactory evidence of insurability on the Insured.
         This will happen only if payment of the additional premium or the new planned premium during the current Policy Year would increase the difference between the death benefit and the Total Account Value.

Allocation of Premium
Each net premium will be credited to Variable Life Account B (and each of the selected Funds) and/or the General Account in the percentages indicated in the Policy Specifications. If these percentages are changed in accordance with the Changes in Allocation Percentages provisions of this Policy, We will send a letter to You confirming the change.

Changes in Allocation Percentages
Allocation percentages may be changed at any time by Your request to Us. Percentages may be changed in whole percentage points only. The change will be effective as of the date of the next premium payment after You notify Us. The first four such changes may be made during any Policy Year at no charge. Each additional change during a Policy Year will result in a $10 charge. This charge will be deducted from this Policy's values as described in the Charges to Policy Values provision of this Policy.

We will waive the $10 charge if You are changing this Policy's allocation percentages so that 100% of the net premium is credited to the General Account.

No Lapse Coverage
This Policy will not terminate within the 2 year period after its Date of Issue if on each Monthly Deduction Day within that period the sum of premiums paid within that period equals or exceeds:

1. The sum of the basic monthly premiums for each Policy Month from the start of the period, including the current month; plus

2.  Any partial surrenders; plus

3.  Any increase in the Loan Account Value since the start of the period.

The Basic Monthly Premium is shown in the Policy Specifications.

Premium Limit Due to Loans
During each Policy Year, payments to Us in excess of the sum of the basic monthly premiums for that year will be considered repayment to the Loan Account Value. The basic monthly premium on the Date of Issue is shown in the Policy Specifications.

All payments to Us during a Policy Year will be counted in determining when the limit is reached, whether or not there is any Loan Account Value at the time of payment.

Grace Period
If the Surrender Value is insufficient to allow a monthly deduction on the Monthly Deduction Day, We will send written notice of the payment required to keep this Policy in force. We will allow 61 days of grace from the date the notice is mailed to Your last known address, according to Our records, for payment of the premium that will cover the deduction. The notice will also be mailed to the last known address of any assignee of record. We will require payment of the amount necessary to keep this Policy in force for the current month plus two additional months.

If the required payment is not paid within 61 days from the date the notice was mailed, this Policy will lapse without value. However, termination will not occur if this Policy is being continued under the No Lapse Coverage provision.

During the days of grace, this Policy will stay in force. If the death of the Insured occurs during the days of grace, the Proceeds on death will equal the Proceeds on death in effect immediately prior to the grace period, less the minimum amount necessary to cover the overdue monthly deduction(s).

Reinstatement
If this Policy terminates as provided in the Grace Period provision, it may be reinstated within 5 years after the date of termination and before the Maturity Date.

We will require satisfactory evidence of insurability.

If this Policy lapses more than two years after its Date of Issue, a premium payment which will cause the Surrender Value upon reinstatement to equal three times the next monthly deduction plus any other charge must be paid to reinstate this Policy. If this Policy lapses within 2 years after the Date of Issue, it may be reinstated with a payment equal to:

1.  The sum of Basic Monthly Premiums for each Monthly Deduction Day to date;
    less

2.  the premiums previously paid.

The original and any additional Table(s) of Surrender Charges that were issued on this Policy will apply to the reinstated policy.

The Loan Account Value will be reinstated. All values will be reinstated to the point that they were on the date this Policy terminated.

Death Benefit Options

General
The Proceeds payable upon the death of the Insured will be as provided under one of the following Death Benefit options. The option for this Policy as of the Date of Issue is shown in the Policy Specifications. If You have changed the Death Benefit option, the option is shown in the supplemental Policy Specifications which were sent to You.

Option 1
The Specified Amount shown in the Policy Specifications includes the Total Account Value. Under this option, the death benefit will be the greater of: (a) the Specified Amount on the date of death or (b) a percentage, as described in the table below. Unless (b) applies, payment of a premium under this option will not increase the death benefit.

Option 2
The Specified Amount is in addition to the Total Account Value. Under this option, the death benefit will be greater of (a) the Specified Amount plus the Total Account Value on the date of death; or (b) a percentage, as described in the table below.

Death Benefit Based on a Percentage
As determined below, Item (b) under either Death Benefit option will not be less than a percentage of the Total Account Value on the date of death.

---------------- --------------- --------------- -------------- --------------- --------------- --------------- ---------------
                 TOTAL ACCOUNT                   TOTAL ACCOUNT                  TOTAL ACCOUNT                   TOTAL ACCOUNT
 ATTAINED AGE       VALUE %       ATTAINED AGE      VALUE %      ATTAINED AGE      VALUE %       ATTAINED AGE      VALUE %
---------------- --------------- --------------- -------------- --------------- --------------- --------------- ---------------
     0-40            250%
      41             243               51            178%             61            128%              71             113%
      42             236               52            171              62            126               72             111
      43             229               53            164              63            124               73             109
      44             222               54            157              64            122               74             107
      45             215               55            150              65            120             75-90            105
      46             209               56            146              66            119               91             104
      47             203               57            142              67            118               92             103
      48             197               58            138              68            117               93             102
      49             191               59            134              69            116               94             101
      50             185               60            130              70            115             95-99            100
---------------- --------------- --------------- -------------- --------------- --------------- --------------- ---------------

Policy Values

Method of Calculations Filed
The values of this Policy equal or exceed those required by law in the state where this Policy is delivered. A detailed statement has been filed with the state which shows how to compute those values.

Interest Credited
We will credit interest to the Fixed Account Value and Loan Account Value at an annual rate of not less than 4.5%, compounded annually. The interest credited to the Loan Account Value will be returned to the Fixed Account Value and the Separate Account Value in the same proportion in which the loan amount was originally deducted from each of these Values.

We may credit interest at rates in excess of the guaranteed rate to the Fixed Account Value and to the Loan Account Value. These rates may be determined by Us from time to time.

Fixed Account Value
The Fixed Account Value for this policy will be:

1.  The value of the net premiums credited to the Fixed Account Value; less

2.  the portion of monthly deductions from the Fixed Account Value; plus

3.  interest credited; less

4.  any transfers of value out of the Fixed Account Value; plus

5.  any transfers from the Fund(s) to the Fixed Account Value; plus

6.  any loan repayments credited to the Fixed Account Value.

Separate Account Value
The Separate Account Value of this Policy will be the sum of the Fund Account Values.

A.     Fund Account Value

       The portion of each net premium allocated to a Fund plus any interest earned on the Loan Account Value which is attributable to that Fund is credited to this Policy in the form of accumulation units. Accumulation units measure the net investment result of each Fund. The number of accumulation units credited is equal to that portion of premium divided by the accumulation unit value for that Fund for the Valuation Period in which the premium is received.

       The Fund Account Value of each Fund will equal the accumulation unit value for that fund multiplied by the number of accumulation units for that Fund credited to this Policy.

B.     Accumulation Unit Value

       The value of a Fund's accumulation unit is determined by multiplying the value of the Fund's accumulation unit for the immediately preceding Valuation Period by the net investment factor for the current period.

       The net investment factor equals the net investment rate plus 1.0000000. The net investment rate is determined separately for each Fund held in Variable Life Account B as follows:

       1. The net assets of the Fund held in Variable Life Account B at the end of a Valuation Period; less

       2. the net assets of the Fund held in Variable Life Account B at the beginning of that Valuation Period, adjusted by any taxes or provisions for taxes attributable to the operation of Variable Life Account B; divided by

       3. the value of the Fund's accumulation units held in Variable Life Account B at the beginning of the Valuation Period; less

       4. a daily charge at an annual rate not to exceed .90% of net assets of the Fund for mortality and expense risks and not to exceed .50% of net assets of the Fund for the Company's administrative expenses attributable to policies funded through Variable Life Account B.

Total Account Value
The Total Account Value will be the sum of:

1.  The Fixed Account Value; and

2.  the Separate Account Value, and

3.  the Loan Account Value.

Charges to Policy Values
Charges and deductions made according to this Policy's provisions will be deducted from the Separate Account Value and the Fixed Account Value in the same proportion that these Values bear to the sum of the Fixed Account Value and the Separate Account Value on the date of the deduction.

The portion of the deduction attributable to the Separate Account Value will reduce each Fund Account Value proportionately. The value deducted from each Fund is determined by dividing the amount of the deduction attributable to the Fund by the Fund's accumulation unit value for the Valuation Period when the charge was made. The resulting number of Fund accumulation units will be deducted from the total accumulation units for that Fund.

The portion of the deduction attributable to the Fixed Account Value will be deducted from that Value as a dollar amount.

Transfers Within Accounts
You may transfer all or part of each Fund Account Value to any other Fund or to the Fixed Account Value at any time.

Within the forty-five days following this Policy's anniversary, You may request a transfer of a portion of the Fixed Account Value to one or more of the Funds. This type of transfer is allowed only once within these forty-five days and We must receive Your request at the Home Office within the forty-five days. The transfer will be effective on the Valuation Date that Your request is received by the Home Office. The amount of such transfer cannot exceed the greater of (1) 25% of the Fixed Account Value, or (2) the total Fixed Account Value if such amount is less than or equal to $500. We may increase this limit from time to time.

Accumulation units for each Fund will be added to or subtracted from the total accumulation units for that Fund, based on each Fund's accumulation unit value at the end of the Valuation Date when request for such transfer is received by Us. A dollar amount will be added to or subtracted from the Fixed Account Value according to the terms of Your request for transfer. The first four such transfers during any one Policy Year will be made at no charge. Each additional transfer will result in a $10 charge. This charge will be deducted from this Policy's values as described in the Charges to Policy Values provision.

We will waive the $10 charge if You are transferring all of this Policy's Separate Account Value to the Fixed Account Value.

Monthly Deductions
Monthly deductions begin on the Date of Issue and occur on the same day of each month thereafter. The monthly deduction will be deducted from this Policy's values as described in the Charges to Policy Values provision.

The monthly deduction is equal to:

1.  The cost of insurance as described below; plus

2.  the monthly rider cost, if any, as described in the rider itself; plus

3.  the monthly expense charge, shown in the Policy Specifications.

Cost of Insurance
The cost of insurance on any Monthly Deduction Day will equal:

1.  The cost of insurance rate on that date divided by 1,000; multiplied by

2.  the death benefit on that date; divided by

3.  1.0036748; less

4. the Total Account Value less the sum of the monthly expense charge and the monthly rider cost on that date before computing the monthly deductions for this Policy.

Cost of Insurance Rate
The monthly cost of insurance is based on the Insured's sex, Attained Age, and premium class. For the initial Specified Amount, the premium class on the Date of Issue will be used. For any increase, the premium class for that increase will be used.

The monthly cost of insurance rates may be adjusted by Us from time to time. Adjustments will be on a class basis and will be based on Our estimates for future cost factors such as mortality, investment income, expenses, and the length of time policies stay in force. Any adjustments will be made on a uniform basis. However, the rate during any Policy Year will never exceed the rate shown for that year in the Table of Guaranteed Maximum Insurance Rates in the Policy Specifications. Those rates are based on the 1980 Commissioners Standard Ordinary Mortality Table, male or female, smoker or nonsmoker.

Nonforfeiture Provision

Continuation of Coverage
Coverage of this Policy will continue to the Maturity Date as long as the Surrender Value is sufficient to cover each monthly deduction. If the Surrender Value is not sufficient to cover a monthly deduction, the Grace Period provision will apply. If this Policy continues to the Maturity Date, Proceeds paid will be as described in the Proceeds provision.

This provision will not continue coverage beyond the Maturity Date.

Surrender Value
This Policy may be surrendered for its full surrender value at any time before the Maturity Date while the Insured is living. Partial surrenders will also be allowed.

The full Surrender Value will equal:

1.  The Total Account Value on the date of surrender; less

2.  the surrender charge; less

3.  the amount necessary to repay any loans in full.

Surrender Charge
At the time of surrender, We will deduct a surrender charge from the Total Account Value. The applicable surrender charge for this Policy is shown in the Policy Specifications in the Table of Surrender Charges.

Any increase in the Specified Amount will result in an additional surrender charge applicable to the increase. The charge will be effective on the Date of Issue for the increase. Supplemental Policy Specifications will be sent to You once the change is complete and will reflect the additional surrender charge in the Table of Surrender Charges.

The amount of the increase to the Table of Surrender Charges will be based on the amount of the increase in Specified Amount and the age of the Insured at the time of increase. It will equal 70% of the charge applicable to a new policy whose Specified Amount equals the amount of the increase. The new table will become part of this Policy.

Any decrease in the Specified Amount will not reduce the original or any additional surrender charge.

Paid-Up Nonforfeiture Option
By Written Request, You may elect at any time to continue this Policy as fixed benefit, paid-up life insurance with the same Maturity Date. No premiums will be accepted after the effective date of the election. No supplementary benefit riders will remain in force. No further monthly deductions will be made.

The Surrender Value of this policy will be applied as a net single premium to determine the Specified Amount of the paid-up insurance. The net single premium will be based on the maximum cost of insurance rates in this Policy and interest at 4.5% per year, compounded annually.

Partial Surrender
Partial surrenders may be made at any time after the first Policy Year while this Policy is in force.

A partial surrender charge and an administrative fee will be included in the amount of the Total Account Value which is surrendered. The minimum amount of any partial surrender after any partial surrender charge and administrative fee is applied is $500.

The partial surrender charge will be in proportion to the surrender charge that would apply to a full surrender. The proportion will be computed as the amount of the net partial surrender divided by the sum of the Fixed Account Value and the Separate Account Value less the full surrender charge. When the partial surrender is made, any future surrender charge will be reduced in the same proportion.

For each partial surrender, We will also charge an administrative fee of $25 or 2% of the partial surrender, whichever is less.

The partial surrender charge, the administrative fee, and the net amount surrendered will reduce this Policy's values as described in the Charges to Policy Values provision.

If the Death Benefit option for this Policy is option 1, a partial surrender will reduce the Total Account Value, death benefit, and Specified Amount. The Specified Amount and Total Account Value will be reduced by equal amounts. The reduction will reduce any past increases in the reverse order in which they occurred. However, We will not allow a partial surrender if the Specified Amount will be reduced below the Minimum Specified Amount.

If the Death Benefit option for this Policy is option 2, a partial surrender will reduce the Total Account Value and the death benefit. The Specified Amount will not be reduced.

Policy Loans

General
We will grant loans while this Policy is in force. The amount of the loan will not be more than the loan value. The Loan Account Value will reduce any Proceeds under this Policy.

The amount of the loan will be transferred out of the Fixed Account and Separate Account Values as described in the Charges to Policy Values provision. The loan amount is added to the Loan Account Value.

The loan value for this Policy is 90% of the sum of the Fixed Account Value and the Separate Account Value less the surrender charge applicable at the time of the loan.

Interest
Interest will be charged against any outstanding loan at the rate of 8% per year. Interest accrues daily from the date of the loan and is due at the end of each Policy Year or upon full repayment of the loan. If not paid when due, the interest will be added to the loan and will itself bear interest on the same terms.

If this Policy does not have sufficient Surrender Value to allow the addition of the loan interest, the Grace Period provision will apply.

Repayment
The Loan Account Value may be repaid in full or in part at any time as long as this Policy is in force. The amount necessary to repay all loans in full is the Loan Account Value plus any accrued interest.

Loan repayments will be allocated to the Fixed Account Value and the Separate Account Value in the same proportion in which the loan was taken. The Loan Account Value will be reduced by the amount of any loan repayment.

Changes in Insurance Coverage

General
The changes described below will not be allowed in the first Policy Year. For any change in coverage We will require Your Written Request. Supplemental Policy Specifications will be sent to You once the change is completed.

Increase in Specified Amount
Satisfactory evidence of insurability on the Insured will be required.

The Date of Issue for any increase will be shown in the supplemental Policy Specifications.

The Surrender Value immediately after an increase must be at least three times the sum of (1) and (2) where:

(1) is the most recent monthly deduction from the Total Account Value; and

(2) is the amount of the increase multiplied by the applicable cost of insurance rate divided by 1000.

An increase in the Specified Amount will increase the surrender charge.

The basic monthly premium will be increased when the Specified Amount is increased. This Policy will not terminate within 2 years of the Date of Issue of the increase if the conditions of this provision and the No Lapse Coverage provision are met.

Increases during the second through the fifth Policy Year are limited to four times the initial Specified Amount.

Decrease in Specified Amount
The amount of a decrease cannot cause a reduction in this Policy's Specified Amount below the Minimum Specified Amount.

The basic monthly premium will not be decreased if the Specified Amount is decreased.

For a decrease in the Specified Amount, the Date of Issue will be the Monthly Deduction Day on or next following the date on which Your Written Request is received.

The decrease will reduce any past increases in the reverse order in which they occurred.

Change in Death Benefit Option
Any change in the Death Benefit option is subject to the following conditions:

The change will take effect on the Monthly Deduction Day on or next following the date on which Your Written Request is received.

There will be no change in the surrender charge.

Evidence of insurability may be required.

We will not allow a change in the Death Benefit option if the Specified Amount will be reduced below the Minimum Specified Amount.

Change from Option 1 to 2
The Specified Amount will be reduced to equal the Specified Amount less the Total Account Value at the time of the change.

Change from Option 2 to 1
The new Specified Amount will equal the Specified Amount plus the Total Account Value as of the date of the change.

Change of Fund(s)
The Company may:

1.  Change the Fund(s) which may be invested in a Separate Account; and

2. replace the shares of Funds held in a Separate Account with shares of other Fund(s).

Changes must be:

1. Approved by a majority vote of persons having an interest in the Separate Account and its Fund(s); or

2.  deemed necessary by Us under the Investment Company Act of 1940; or

3.  deemed necessary by Us to accomplish the purpose of the Separate Account.

The investment policy of a Separate Account may not be changed without the approval of the Insurance Commissioner of the State of Connecticut. The approval process has been filed with the Commissioner.

We will notify You of any change.

Separate Account
Variable Life Account B is a Separate Account established by Us in accordance with the laws of the State of Connecticut. Realized and unrealized gains and losses from the assets of Variable Life Account B will be credited to or charged against Variable Life Account B without regard to Our other income, gains, or losses. Variable Life Account B's liabilities arise from the variable life insurance policies that it supports. The assets of Variable Life Account B are available to cover the liabilities of the General Account only to the extent that Variable Life Account B's assets exceed its liabilities.

The value of the assets of Variable Life Account B is determined whenever the policy benefits vary and at the end of every Valuation Period.

Annual Report

We will send You a report at least once during each Policy Year. The report will show the Total Account Value, the Surrender Value and the death benefit on the date of the report. It will also show since the last report at least the following information:

1.  Gross premiums paid;

2.  the cost of insurance and the cost of riders;

3.  interest and investment return credited to the Total Account Value;

4.  the amount of any surrenders or partial surrenders;

5.  the amount of surrender charges made;

6.  a summary of loan activity; and

7. any other information required by the State in which this Policy was delivered.

Projection of Benefits

We will provide a projection of illustrative future death benefits and Total Account Values at any time upon Written Request. We will charge a fee of $25 for this service.

Settlement Options

Conditions
All or part of the Proceeds of this Policy may be applied under one or more of the options described below or in any manner to which We agree. An election shall be made by Written Request filed with the Home Office. The payee of Proceeds may make this election if no prior election has been made.

Payments will be made at intervals of 1, 3, 6 or 12 months in equal amounts as elected. Payments under a settlement option may be made on a fixed dollar or variable basis. However, once payments begin on either the fixed or variable basis, the option may not be changed for one with payments on the alternate basis.

Our consent to the election of an option is required if:

1. The payee is other than a natural person who receives payments in his or her own right;

2.  the payee is an assignee of this Policy; or

3.  payments would be less than $25 each or totaling less than $120 in a year.

Income Options:
Rates for ages and intervals not shown for any of the following income options will be furnished upon request.

Option 1 - Interest
Payment of interest on Proceeds left with Us. By Written Request, the payee may later elect to:

(1) Receive all or a portion of the amount held under this option; or

(2) apply all or a portion of this amount to options 2, 3 or 4 as described below.

Proceeds held under this option may be left with Us after the death of the payee only with Our consent.

Option 2 - Stated Period
Payments for a stated number of years, at least 3 but no more than 30. If payments for this option are made on a variable basis, the present value of any remaining payments may be withdrawn at any time.

       Rates for fixed Payments with Guaranteed Interest Rate of 3.5%; and
        Rates for Variable Payments with Assumed Net Return Rate of 3.5%

-----------------------------------------------------------------------------------------------------------------
                                          PAYMENT PER $1,000 PROCEEDS
---------------------------- --------------------------- --------------------------- ----------------------------
         YEARS OF                                                 YEARS OF
       STATED PERIOD                  MONTHLY                  STATED PERIOD                   MONTHLY
---------------------------- --------------------------- --------------------------- ----------------------------
             3                         $29.19                        15                         $7.10
             4                          22.27                        20                          5.75
             5                          18.12                        25                          4.96
            10                           9.83                        30                          4.45
---------------------------- --------------------------- --------------------------- ----------------------------

         Rates for Variable Payments with Assumed Net Return Rate of 5%

-----------------------------------------------------------------------------------------------------------------
                                          PAYMENT PER $1,000 PROCEEDS
---------------------------- --------------------------- --------------------------- ----------------------------
         YEARS OF                                                 YEARS OF
       STATED PERIOD                  MONTHLY                  STATED PERIOD                   MONTHLY
---------------------------- --------------------------- --------------------------- ----------------------------
             3                         $29.80                        15                         $7.82
             4                          22.89                        20                          6.51
             5                          18.74                        25                          5.75
            10                          10.51                        30                          5.28
---------------------------- --------------------------- --------------------------- ----------------------------

Option 3 - Life Income
Payments for the lifetime of the payee. If also chosen, We will guarantee payments for 60, 120, 180, or 240 months.

       Rates for Fixed Payments with Guaranteed Interest Rate of 3.5%; and
        Rates for Variable Payments with Assumed Net Return Rate of 3.5%

------------------------------------------------------------------------------------------------------------------
                                     MONTHLY LIFE INCOME PER $1,000 PROCEEDS
------------------------------------------------------------------------------------------------------------------
                                         WITH FIXED PERIOD
----------------- ----------------------------------------------------------------            WITHOUT
      AGE                 FOR 120 MONTHS                  FOR 240 MONTHS                    FIXED PERIOD
    NEAREST       ------------------------------- -------------------------------- -------------------------------
    BIRTHDAY           MALE           FEMALE           MALE           FEMALE            MALE           FEMALE
----------------- --------------- --------------- --------------- ---------------- --------------- ---------------
       50              $4.51           $4.18           $4.36           $4.11             $4.56          $4.20
       51               4.58            4.24            4.42            4.16              4.64           4.26
       52               4.66            4.30            4.48            4.21              4.72           4.32
       53               4.74            4.36            4.53            4.27              4.80           4.39
       54               4.82            4.43            4.59            4.32              4.89           4.46

       55               4.91            4.50            4.65            4.38              4.99           4.54
       56               5.00            4.58            4.72            4.44              5.09           4.62
       57               5.10            4.66            4.78            4.50              5.20           4.71
       58               5.20            4.75            4.84            4.57              5.32           4.80
       59               5.31            4.84            4.91            4.63              5.44           4.90

       60               5.42            4.93            4.97            4.70              5.57           5.00
       61               5.54            5.03            5.03            4.77              5.71           5.11
       62               5.66            5.14            5.09            4.84              5.86           5.23
       63               5.79            5.25            5.16            4.91              6.02           5.36
       64               5.93            5.37            5.21            4.98              6.20           5.49

       65               6.07            5.49            5.27            5.05              6.38           5.64
       66               6.22            5.63            5.32            5.12              6.58           5.79
       67               6.38            5.76            5.38            5.18              6.79           5.95
       68               6.53            5.91            5.42            5.25              7.02           6.13
       69               6.70            6.06            5.47            5.31              7.26           6.32

       70               6.86            6.23            5.51            5.37              7.52           6.53
       71               7.03            6.39            5.54            5.42              7.80           6.75
       72               7.21            6.57            5.57            5.47              8.09           6.99
       73               7.38            6.75            5.60            5.51              8.41           7.26
       74               7.55            6.94            5.63            5.55              8.75           7.54

       75               7.73            7.13            5.65            5.59              9.12           7.85
----------------- --------------- --------------- --------------- ---------------- --------------- ---------------

         Rates for Variable Payments with Assumed Net Return Rate of 5%

------------------------------------------------------------------------------------------------------------------
                                     MONTHLY LIFE INCOME PER $1,000 PROCEEDS
------------------------------------------------------------------------------------------------------------------
                                         WITH FIXED PERIOD
----------------- ----------------------------------------------------------------            WITHOUT
      AGE                 FOR 120 MONTHS                  FOR 240 MONTHS                    FIXED PERIOD
    NEAREST       ------------------------------- -------------------------------- -------------------------------
    BIRTHDAY           MALE           FEMALE           MALE           FEMALE            MALE           FEMALE
----------------- --------------- --------------- --------------- ---------------- --------------- ---------------
       50              $5.41           $5.09           $5.24           $5.01             $5.48          $5.12
       51               5.48            5.14            5.29            5.05              5.55           5.17
       52               5.55            5.20            5.34            5.10              5.63           5.23
       53               5.62            5.26            5.40            5.15              5.71           5.30
       54               5.70            5.33            5.45            5.20              5.80           5.37

       55               5.79            5.39            5.51            5.25              5.89           5.44
       56               5.87            5.47            5.56            5.31              5.99           5.52
       57               5.97            5.54            5.62            5.37              6.10           5.60
       58               6.06            5.62            5.68            5.42              6.21           5.69
       59               6.17            5.71            5.74            5.48              6.33           5.79

       60               6.28            5.80            5.79            5.55              6.46           5.89
       61               6.39            5.90            5.85            5.61              6.60           6.00
       62               6.51            6.00            5.91            5.67              6.75           6.11
       63               6.64            6.10            5.96            5.73              6.91           6.23
       64               6.77            6.22            6.02            5.80              7.09           6.37

       65               6.91            6.34            6.07            5.86              7.27           6.51
       66               7.05            6.46            6.12            5.92              7.47           6.66
       67               7.20            6.60            6.16            5.99              7.68           6.82
       68               7.35            6.74            6.21            6.04              7.91           7.00
       69               7.51            6.89            6.25            6.10              8.15           7.19

       70               7.67            7.04            6.28            6.15              8.41           7.39
       71               7.83            7.21            6.32            6.20              8.69           7.62
       72               8.00            7.38            6.35            6.25              8.99           7.86
       73               8.16            7.55            6.37            6.29              9.31           8.12
       74               8.33            7.73            6.39            6.33              9.65           8.41

       75               8.50            7.92            6.41            6.36             10.02           8.72
----------------- --------------- --------------- --------------- ---------------- --------------- ---------------

Option 4 - Life Income for Two Payees
Payments during the joint lifetimes of two payees. At the death of either, payments will continue to the survivor. When this option is chosen a choice must be made of:

1.  100% of the payment to continue to the survivor;

2.  66-2/3% of the payment to continue to the survivor;

3.  50% of the payment to continue to the survivor;

4. payments for a minimum of 120 months, with 100% of the payment to continue to the survivor; or

5. 100% of the payment to continue to the survivor if the survivor is the original payee, and 50% of the payment to continue to the survivor if the survivor is the second payee.

The following tables illustrate the applicable rates if number (3) of option 4 is chosen.

    Rates for Fixed Rate Payments with Guaranteed Interest Rate of 3.5%; and
        Rates for Variable Rate Payments with Assumed Net Return of 3.5%

---------------------------------------------------------------------------------------------------------------------
                         MONTHLY JOINT LIFE INCOME WITH 1/2 TO SURVIVOR PER $1,000 PROCEEDS
------------- -------------------------------------------------------------------------------------------------------
   AGE OF                                              AGE OF FEMALE PAYEE
    MALE      ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
   PAYEE          50           55           60           65           70           75           80           85
------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
     50          $4.37        $4.55        $4.77         $5.04       $5.37        $5.77        $6.23        $6.72
     55           4.56         4.76         5.00          5.29        5.66         6.10         6.62         7.18
     60           4.79         5.00         5.27          5.60        6.01         6.51         7.11         7.76
     65           5.06         5.31         5.61          5.99        6.46         7.04         7.74         8.52
     70           5.39         5.66         6.01          6.44        6.99         7.68         8.52         9.47
     75           5.75         6.06         6.46          6.96        7.61         8.43         9.45        10.64
     80           6.13         6.49         6.95          7.54        8.29         9.29        10.54        12.03
     85           6.51         6.91         7.43          8.11        9.00        10.17        11.71        13.57
------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

       Rates for Variable Rate Payments with Assumed Net Return Rate of 5%

---------------------------------------------------------------------------------------------------------------------
                         MONTHLY JOINT LIFE INCOME WITH 1/2 TO SURVIVOR PER $1,000 PROCEEDS
------------- -------------------------------------------------------------------------------------------------------
   AGE OF                                              AGE OF FEMALE PAYEE
    MALE      ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
   PAYEE          50           55           60           65           70           75           80           85
------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
     50          $5.29        $5.46        $5.68         $5.95       $6.29        $6.73        $7.25        $7.82
     55           5.48         5.66         5.89          6.18        6.56         7.03         7.60         8.24
     60           5.71         5.91         6.16          6.49        6.90         7.42         8.06         8.78
     65           6.01         6.23         6.51          6.87        7.33         7.93         8.67         9.50
     70           6.36         6.61         6.93          7.34        7.87         8.56         9.43        10.43
     75           6.78         7.05         7.42          7.89        8.51         9.33        10.35        11.57
     80           7.23         7.54         7.96          8.51        9.23        10.20        11.44        12.95
     85           7.68         8.05         8.53          9.16       10.00        11.14        12.64        14.51
------------- ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

Terms of Options
Proceeds applied under option 1 will be held by Us in the General Account. Proceeds applied under options 2, 3 and 4 will be held:

1.  in the General Account if payments on a fixed dollar basis are elected; or

2. in Variable Annuity Account B using any of its Funds available under this Policy for settlement option purposes if payments on a variable basis are elected; or

3.  in both the General Account and the Variable Annuity Account B.

Proceeds in the General Account will be used to make payments on a fixed dollar basis. We will add interest to such Proceeds at an annual rate not less than 3.5%. We may add interest daily at any higher rate. As to option 1, We may from time to time offer higher interest rates with certain conditions on withdrawal which are currently published by Us.

Proceeds in Variable Annuity Account B will be used to make payments on a variable basis. An assumed annual net return rate of 5% may be chosen for such payments. If not chosen, We will use an assumed net return rate of 3.5%. The assumed annual net return rate is the interest rate used to determine the amount of the first payment on a variable basis. Variable Annuity Account B must earn this rate plus enough to cover the mortality and expense risk and administrative fee charges if future payments on a variable basis are to remain level.

If payments on a variable basis are not to decrease, We must earn a gross return on the assets of Variable Annuity Account B of:

1. 4.75% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an assumed annual net return rate of 3.5% is chosen; or

2. 6.25% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an assumed annual net return rate of 5% is chosen.

Payments will not change due to changes in the mortality or expense results or administrative charges.

Betterment of Payments
If option 2, 3 or 4 is chosen on a fixed dollar basis, and if the guaranteed payments are less than those of Our current single premium immediate annuity on the same plan, those larger amounts will be paid instead.

Separate Account
Payments on a variable basis will be made from the Proceeds held in Variable Annuity Account B. Variable Annuity Account B is a Separate Account established by Us in accordance with the laws of the State of Connecticut. Realized and unrealized gains and losses from the assets of Variable Annuity Account B will be credited to or charged against Variable Annuity Account B without regard to Our other income, gains, or losses. Variable Annuity Account B's liabilities arise from the variable portion of annuity contracts and life insurance settlement options that it supports. The assets of Variable Annuity Account B are available to cover the liabilities of the General Account only to the extent that Variable Annuity Account B's assets exceed its liabilities.

Fund(s) Settlement Option Units of Variable Annuity Account B
If payment on a variable basis is chosen, the first payment is calculated as follows:

1. The portion of Proceeds applied to make payments on the variable basis; divided by

2.  1,000; multiplied by

3.  the payment rate for the option chosen.

This amount is divided by the Fund settlement option unit value on the tenth Valuation Period before the due date of the first payment to determine the number of Fund settlement option units. The number of Fund settlement option units remains fixed. Each future payment is equal to this number multiplied by the Fund settlement option unit value on the tenth Valuation Period prior to the due date of the payment.

Fund(s) Settlement Option Unit Value of Variable Annuity Account B
For any Valuation Period the Fund settlement option unit value is equal to:

1.  The value for the previous Period; multiplied by

2.  the net return factor(s) for the Period; multiplied by

3. a factor to reflect the assumed annual net return rate. The factor for 3.5% per year is .9999058 or, for 5% per year, .9998663.

The dollar value of the Fund settlement option unit values and payments may increase or decrease due to investment gain or loss.

Net Return Factor(s):

The net return factor(s) are used to compute Variable Annuity Account B values and payments for any of its Funds.

The net return factor for each Fund is equal to 1.0000000 plus the net return rate.

The net return rate is equal to:

1. The value of the shares of the Fund held by Variable Annuity Account B at the end of a Valuation Period; less

2. the value of the shares of the Fund at the start of the Valuation Period; adjusted by any taxes (or provisions for taxes) on Variable Annuity Account B; divided by

3. the total value of the Fund settlement option units and other Fund accumulation units of Variable Annuity Account B at the start of the Valuation Period; less

4. a daily actuarial charge at an annual rate of 1.25% for annuity mortality and expense risks and profit; and a daily administrative charge which will not exceed .25% on an annual basis.

A net return rate may be more or less than 0.

The value of a share of the Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

The administrative charge may not be changed for amounts which have been used to purchase a settlement option.

Withdrawal and Death of Payee
As to amounts held under option 1, withdrawals and change of option may be made if the payee makes the election. Under option 2, if payments are made on a variable basis, the present value of any remaining payments may be withdrawn at any time. Amounts in the General Account under option 2 may not be withdrawn. No withdrawals or changes of option may be made under options 3 and 4. Upon the death of the payee, the current value of the amount held under option 1 or the present value of any guaranteed payments not yet paid will be paid in one sum to the beneficiary. The beneficiary may elect to continue the remaining payments instead of receiving the lump sum amount. If no beneficiary exists, the present value of any remaining payments will be paid in one sum to the estate of the payee.

The interest rate used to determine the first payment will be used to calculate the present value of any remaining payments.

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                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

[bullet] FLEXIBLE PREMIUMS PAYABLE UNTIL MATURITY DATE OR DEATH

[bullet] PROCEEDS PAYABLE UPON THE FIRST EVENT TO OCCUR - SURRENDER,
         MATURITY OR DEATH

[bullet] NON-PARTICIPATING - NO DIVIDENDS PAYABLE

The amount or duration of the death benefit may be fixed or variable. The death benefit is payable as described in the Death Benefit Options and Proceeds sections of this Policy.

Values in each Fund held in a Separate Account may increase or decrease daily. Such values are not guaranteed as to dollar amount. Refer to the Policy Values section of this Policy for more information.